Exhibit 10.2

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE ("Amendment") is made and entered into as of November 24, 2014, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company ("Landlord"), and CARDICA, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.     Landlord and Tenant are parties to that certain Office Lease dated April 25, 2003 (the "Office Lease"), pursuant to which Tenant currently leases approximately 29,614 rentable square feet of space (the "Premises") in the building (the "Building") located at 900 Saginaw Drive, Redwood City, California. The Office Lease, as amended by (i) the First Amendment dated January 21, 2004, (ii) the Second Amendment to Office Lease Agreement dated November 19, 2007, (iii) the Third Amendment to Office Lease Agreement dated as of November 17, 2009, and (iv) the Fourth Amendment to Lease dated as of November 11, 2010, is referred to herein as the "Lease".

B.     The parties desire to amend the Lease on the terms and conditions set forth in this Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition, except as expressly set forth in this Amendment. Subject to the terms and conditions set forth herein, Landlord shall, on a one (1)-time basis at Landlord's sole cost and expense, perform the following work (the "Improvements") utilizing Building standard methods, materials and finishes: (i) replace the existing HVAC unit known as "AC1" with a reasonably comparable Building standard HVAC unit, and (ii) balance the existing HVAC system for the Premises in its current configuration. Tenant shall make no changes, additions or modifications to the Improvements or require the installation of any items requiring other than Building standard materials, components or finishes (it being expressly acknowledged and agreed that Landlord's obligations are limited to the performance of the Improvements as identified above). Tenant hereby agrees that the construction of the Improvements shall in no way constitute a constructive eviction of Tenant from the Premises nor entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the performance of the Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Improvements, or for any inconvenience or annoyance occasioned by the Improvements. Landlord hereby agrees that it shall use commercially reasonable efforts to perform (or cause to be performed) the Improvements in a manner designed to minimize interference with Tenant's use of the Premises and Tenant's business operations. All Improvements shall be deemed Landlord's property under the terms of this Lease.

Second Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on August 31, 2015. Landlord and Tenant hereby agree to extend the Lease Term for a period of thee (3) years, from September 1, 2015, through August 31, 2018 (the "Second Extended Term."), on the terms and conditions set forth in this Amendment.

Rent.

Base Rent. Prior to September 1, 2015, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Office Lease. Commencing on September 1, 2015, and continuing through the Second Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows:

Period During Second Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot

September 1, 2015 – August 31, 2016	$977,262.00	$81,438.50	$2.75

September 1, 2016 – August 31, 2017	$1,006,579.86	$83,881.66	$2.83

September 1, 2017 – August 31, 2018	$1,036,777.26	$86,398.10	$2.92

Additional Rent. Tenant's Pro Rata Share, Tenant's Monthly Expense and Tax Payment and all other monetary obligations of Tenant under the Lease shall remain in full force and effect, and shall not be modified by this Amendment.

Option Right; Must-Take Space.

Option Term. Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that Tenant shall continue to have one (1) option to extend the Lease Term following the expiration of the Second Extended Term pursuant to the terms set forth in Section 6 of the First Amendment; provided that (i) all references therein to "two (2) years" are hereby amended to be "three (3) years", and (ii) all references therein to "Extended Term" are hereby amended to be "Second Extended Term.

Must-Take Space. In the event that (i) Tenant exercises the Option Term pursuant to the terms of Section 6 of the First Amendment (as amended by Section 5.1 above), and (ii) that certain space in the Building containing approximately 10,353 rentable square feet and commonly known as Suite 200 (the "Must-Take Space") is or will be available for lease to third parties at any time during the period commencing on September 1, 2017 and ending on November 30, 2018 (the "Must-Take Conditions"), and only in the event each of the Must-Take Conditions (i and ii) are satisfied, then Tenant hereby acknowledges that during the Option Term, as provided below, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Must-Take Space effective as of the "Must-Take Commencement Date" (as that term is defined below) pursuant to the terms hereof, and the Premises shall be expanded to include the Must-Take Space. In the event that the Must-Take Space is not or will not be available for lease to third parties at any time during the period commencing on September 1, 2017 and ending on November 30, 2018, then Landlord hereby acknowledges that Tenant shall be entitled to exercise the Option Term pursuant to Section 5.1 above for the Premises only (i.e., without any obligation to lease the Must-Take Space). In connection with the Must-Take Space, Landlord hereby agrees to deliver a prior 30 days advance notice to Tenant before September 1, 2017 regarding whether the Must-Take Space is then or will be available for lease to third parties at any time during the period commencing on September 1, 2017 and ending on November 30, 2018.

Delivery of the Must-Take Space. Tenant shall accept delivery of the Must-Take Space from Landlord, and Landlord shall deliver the Must-Take Space to Tenant, at any time between September 1, 2017 and November 30, 2018 (the "Must-Take Delivery Period"). Upon Tenant's request, Landlord shall inform Tenant of the estimated date of delivery of the Must-Take Space. Notwithstanding the foregoing, Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the Must-Take Space to Tenant on any particular delivery date designated by Landlord or designated in this Lease, or during the Must-Take Delivery Period, if such delay is caused by the holding over of a previous tenant of the Must-Take Space, and further provided that Landlord, at its expense, shall take all actions reasonably necessary, including any required legal proceeding, to secure possession of the Must-Take Space prior to the last day of the Must-Take Delivery Period, if possible, or if not possible by such date, as soon thereafter as possible.

Rent and Term. The Must-Take Space shall become part of the Premises for all purposes hereunder effective as of the Must-Take Commencement Date, and, except as otherwise provided in this Section 5.2, shall be subject to every term and condition of this Lease and accordingly, the Base Rent and additional rent for the Must-Take Space shall be at the same rate, and shall thereafter be escalated in the same manner, as the then current "Base Rent" and additional rent, for the Premises, as such Base Rent and additional rent are adjusted and escalated pursuant to the terms of the Lease. Furthermore, for purposes of calculating Tenant's Monthly Expense and Tax Payment, Tenant's Pro Rata Share shall be increased by an amount equal to the rentable square footage of the Must-Take Space divided by the rentable square footage of the Building. The lease term for the Must-Take Space shall commence, and Tenant shall commence payment of the Base Rent and the additional rent for the Must-Take Space, upon the date of delivery of the applicable Must-Take Space by Landlord to Tenant (the "Must-Take Commencement Date"), and the lease term for the Must-Take Space shall expire on August 31, 2018.

Improvement of Must-Take Space. Tenant shall take the Must-Take Space in its "as is" condition, and the construction of improvements in the Must-Take Space shall comply with the terms of the Lease.

Other Terms. Except as specifically set forth herein, all other terms of this Lease shall apply to the Must-Take Space as though the Must-Take Space was originally part of the Premises. Upon delivery of the Must-Take Space to Tenant as set forth herein, Tenant shall execute an amendment adding such Must-Take Space to this Lease upon such terms and conditions promptly following delivery of such amendment to Tenant by Landlord.

California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Premises have not undergone inspection by a Certified Access Specialist (CASp).

Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CBRE, Inc. and Jones Lang LaSalle (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures contained on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"LANDLORD"	HCP LS REDWOOD CITY, LLC,
a Delaware limited liability company

	By:	/s/ Jon M. Bergschneider

		Name:	Jon M. Bergschneider

		Its:	Executive Vice President

"TENANT"	CARDICA, INC.
a Delaware limited liability company

	By:	/s/ Fred M. Bauer
		Its:	Vice President
		Date:	November 24, 2014

	By:	/s/ Robert Y. Newell
		Its:	Chief Financial Officer
		Date:	November 24, 2014